EXHIBIT 11

         Statement Regarding the Computation of Earnings Per Share

                                                For the six month period
                                                     ending June 30
                                                ------------------------
                                                     1998         1997
                                                  ---------    ---------

Weighted average shares outstanding:              5,253,278    5,255,893

Common Stock

Common Stock Equivalents
       Stock Options                                    0           0
       Stock Awards                                     0           0
       ESOP Shares                                      0           0
Total Common Stock Equivalents                          0           0

Total weighted average shares outstanding         5,253,278    5,255,893

Net Income                                        3,674,000    3,623,000

Net Income Per Share                              .70(cent)    .68(cent)

Fully Diluted Income Per Share                    .70(cent)    .68(cent)








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